WACKENHUT CORRECTIONS CORP

Filing Type:
4
Description:
Statement of Changes of Beneficial Ownership
Filing Date:
Feb 14, 2003
Period End:
Feb 12, 2003

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Zoley, George C.
   c/o Wackenhut Corrections Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
                                                 |
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned
at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End
of Month     |ect(I)|                           |
_____________________________________________________________________________
___
___________________________________________________|
Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned
___________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title
and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |
of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_____________________________________________________________________________
___
___________________________________________________|

Employee Stock Option |22.625  |     |    | |           |   |4/25/|4/24/|
|       |       |20,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |96   |06   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option | 21.500 |     |    | |           |   |1/23/|1/22/|
|       |       |20,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |97   |07   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |25.0625 |     |    | |           |   |1/23/|1/22/|
|       |       |30,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |98   |08   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |18.6250 |     |    | |           |   |2/18/|2/17/|
|       |       |33,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |99   |09   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |8.4375  |     |    | |           |   |2/17/|2/16/|
|       |       |70,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |00   |10   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |9.300   |     |    | |           |   |2/8/0|2/8/1|
|       |       |70,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |1    |1    |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |15.400  |     |    | |           |   |2/7/0|2/7/1|
|       |       |75,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |2    |2    |
|       |       |            |   |            |
-----------------------------------------------------------------------------
---
---------------------------------------------------|
Employee Stock Option |9.510 |2/12/03|A   | |21,273     |A  |2/12/|2/12/|
Common Stock| | |21,273      |D  |            |
(Right to Buy)        |        |     |    | |           |   |03   |13   |
|       |       |            |   |            |
_____________________________________________________________________________
______________________________________________________|

Explanation of Responses:

Mr. Zoley holds 339,273 unexercised stock options.

SIGNATURE OF REPORTING PERSON
/s/ George C. Zoley BY: K. Mendell
DATE
2/14/03